Exhibit 8.2

NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

October 23, 2026

Legal Opinion

CTW

ARK Hills Sengokuyama Mori Tower, 29F

1-9-10 Roppongi, Minato City,

Tokyo, Japan

Re: Registration Statement on Form F-3 of CTW

Dear Sirs and Madams:

We have acted as special Japanese legal counsel to CTW, formerly known as CTW Cayman, an exempted company incorporated in the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-3 dated October 23, 2026 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended to date.

We have been requested to provide our opinion, solely from the perspective of the laws of Japan, on the following portions of the Registration Statement:

1.	the disclosure relating to Japan under “ENFORCEABILITY OF CIVIL LIABILITY”; and

2.	the disclosure relating to Japanese taxation under “TAXATION”, including the relevant Japanese taxation disclosure in “Item 10. Additional Information—E. Taxation” of the Company’s annual report on Form 20-F for the fiscal year ended July 31, 2026, incorporated by reference into the Registration Statement.

For purposes of this opinion, we have reviewed the relevant disclosures and such documents and information as we have considered necessary or appropriate. We have assumed, without independent verification, the authenticity of the documents submitted to us and the accuracy and completeness of the factual information provided to us.

NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

Based upon and subject to the foregoing and the qualifications below, we are of the opinion that:

1. Recognition and Enforcement of Foreign Judgments

Under Article 118 of the Code of Civil Procedure of Japan, a final and binding judgment rendered by a foreign court is recognized in Japan if all of the following requirements are satisfied:

(1)	the jurisdiction of the foreign court is recognized under Japanese laws, regulations or treaties;

(2)	the unsuccessful defendant received service of the summons or order necessary for the commencement of the proceedings, other than service by publication or a similar method, or appeared in the proceedings without receiving such service;

(3)	the content of the judgment and the proceedings are not contrary to public policy or good morals in Japan; and

(4)	reciprocity exists.

Enforcement of such a judgment in Japan requires an execution judgment pursuant to Article 24 of the Civil Execution Act of Japan. In proceedings seeking an execution judgment, the Japanese court does not review the merits of the foreign judgment.

Whether a particular judgment of a United States court based upon the civil liability provisions of United States federal or state securities laws would be recognized and enforced in Japan depends upon the nature of the judgment, the circumstances of the proceedings and satisfaction of the foregoing requirements. Accordingly, recognition and enforcement of any such judgment cannot be assured.

Whether a Japanese court would entertain an original action against the Company or its directors or officers based upon United States federal or state securities laws likewise depends upon, among other matters, international jurisdiction, applicable choice-of-law rules, the nature of the claim and Japanese public policy. No assurance can therefore be given that such an action would be entertained or that the relief sought would be granted.

2. Japanese Taxation

The Japanese taxation disclosure incorporated by reference from the Company’s annual report on Form 20-F for the fiscal year ended July 31, 2026 describes general principles of Japanese law and practice concerning the taxation of dividends paid by a Japanese corporation to non-resident individuals or foreign corporations. Our opinion concerning that disclosure is limited to those general principles and does not extend to its applicability to any particular holder of the Company’s Class A ordinary shares.

NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

Dividends paid by CTW Inc., a Japanese corporation, to its direct foreign shareholder generally constitute Japanese-source income and are subject to Japanese withholding tax, subject to any exemption or reduction available under Japanese law or an applicable tax treaty.

This taxation must be distinguished from the taxation of dividends paid by the Company, a Cayman Islands exempted company and the parent company of CTW Inc., to holders of the Company’s Class A ordinary shares. Generally, dividends paid by the Company to holders of the Company’s Class A ordinary shares who are non-resident individuals of Japan or a foreign corporation without a permanent establishment in Japan (collectively, “Non-Resident Holders”) are not subject to Japanese withholding tax solely by reason of that holder’s ownership of the Company’s Class A ordinary shares.

Accordingly, references in the Japanese taxation disclosure to withholding tax on dividends paid by Japanese corporations should not be construed as stating that those withholding tax rules apply directly to dividends paid by the Company to Non-Resident Holders.

The Japanese tax treatment applicable to a particular holder may vary depending upon the holder’s residence, legal status, permanent establishment and other relevant circumstances. We express no opinion on the tax consequences applicable to any particular holder. Prospective investors should consult their own tax advisers.

This opinion is limited exclusively to the Japanese law matters expressly addressed above. We express no opinion on any other matter, including compliance by the Company, CTW Inc. or any other group company with Japanese tax and other laws or the existence or amount of any outstanding tax liabilities.

This opinion is limited to the laws of Japan in effect as of the date hereof. We express no opinion on the laws of any other jurisdiction, including United States federal or state law or Cayman Islands law. We undertake no obligation to update this opinion to reflect any subsequent change in law or fact.

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NISHI LAW FIRM

Deux Tours East Suite 4616

3-13-1 Harumi Chuo-ku, Tokyo, Japan 104-0053

TEL/FAX: 81-3-5859-5021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our names in the prospectus included in the Registration Statement.

Yours faithfully,

Nishi Law Firm

By:	/s/ Miyuka Nishi
Miyuka Nishi

Kudanzaka Law Office

By:	/s/ Nobuko Otsuki
Nobuko Otsuki

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